[Valhi, Inc. Letterhead]

Steven L. Watson
President
(972) 450-4216

                               September 27, 2001




Board of Directors                                       Board of Directors
Titanium Metals Corporation                              Tremont Corporation
1999 Broadway                                            1999 Broadway
Suite 4300                                               Suite 4300
Denver, Colorado  80202                                  Denver, Colorado  80202

Ladies and Gentlemen:

     On September 19, 2001, Valhi, Inc. delivered a proposal to you whereby the shares of the common stock of NL Industries, Inc. held by Valhi and Tremont would be transferred to TIMET in exchange for TIMET debt and equity securities.

     Valhi has concluded that assessing the business and financial prospects of NL and TIMET in the current economic environment would be difficult, thereby impairing the respective parties' ability to properly and adequately value the securities of both companies. Therefore, Valhi hereby withdraws its proposal to TIMET.

                                                     Sincerely,





                                                     Steven L. Watson, President